EXHIBIT 15.1

Former Petco Senior VP Joins True Leaf as Vice-Chair

Global marketing expert Jodi Watson will help guide the company’s omni-channel retail, e-commerce, and direct-to-consumer strategies

VERNON, British Columbia, Jan. 09, 2019 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced that Jodi Watson has been appointed Vice-Chair of its Board of Directors.

Ms. Watson has more than 20 years of success in the retail, wholesale, digital, and direct-to-consumer industries. She most recently served as senior vice president of Petco, one of the largest pet retailers in the United States, where she was responsible for the growth of its direct-to-consumer businesses, including petco.com, unleashedbypetco.com, drsfostersmith.com, and liveaquaria.com. She also served as interim chief marketing officer, leading the creative, media, and marketing for more than 1,400 stores in the U.S. and online.

Previously she served as President, Consumer Direct, at Wolverine Worldwide where she led the transformation of a manufacturing business to a house of global direct-to-consumer lifestyle brands. She also held numerous specialty retail leadership roles at top brands, including Williams-Sonoma, Eddie Bauer, and Circuit City.

“We are proud to welcome pet industry veteran Jodi Watson to our Board of Directors,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Ms. Watson will help guide the growth of our retail and e-commerce business, and her expertise will be invaluable as we work towards executing new lines of business, such as direct-to-consumer, so True Leaf can continue to be the cannabis-for-pets leader in the global pet care industry.”

“Joining True Leaf is the perfect opportunity to combine my passion for helping businesses grow with my passion for helping pets,” said Jodi Watson, Vice-Chair of True Leaf. “True Leaf is in a unique position for rapid growth in the pet industry. It is laser-focused on product innovation, its leadership team has depth, and its values and focus on returning the love to pets is unique in business today. I look forward to helping the company execute on its goals by guiding the development of its global retail, e-commerce, and direct-to-consumer strategies.”

Ms. Watson has a master's degree from the Illinois Institute of Technology and a bachelor's degree from Portland State University in Oregon.

She joins Chair Mike Harcourt, Darcy Bomford, Kevin Bottomley, and Sylvain Toutant on the Company’s Board of Directors. With the addition of Ms. Watson, the majority of the directors at True Leaf are now independent.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Joe Green (US)
Edison Advisors
jgreen@edisongroup.com
O: 646-653-7030
M: 917-575-7089

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twitter.com/trueleafpet

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instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.